Exhibit 10.2

FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN

Notice of Stock Option Grant

[Participant Information]

Pursuant to the attached Option Agreement, you have been granted a nonqualified stock option to purchase shares of common stock, $.01 par value per share (a “Share”), of Foster Wheeler Ltd., a Bermuda company (the “Company”) as follows:

Board Approval Date:	June 14, 2006
Date of Grant:	June 16, 2006
Exercise Price Per Share:	$________ per Common Share
Total Number of Shares Subject to this Option:	________________ shares of common stock
Total Exercise Price:	$__________________
Type of Option:	Nonstatutory Stock Option
Expiration Date:	September 30, 2010
Vesting Commencement Date:	June 16, 2006
Vesting/Exercise Schedule:
So long as you provide continuous service to the Company or any Affiliate, and except as otherwise set forth in Section 5 of the Option Agreement, the Shares underlying this Option shall vest and become exercisable on September 30, 2006.

Termination Period:
Following your termination of service with the Company and all its Affiliates, the Option may be exercised, but only as to Shares that were vested on the date of such termination, through the Expiration Date set forth above. The Option may terminate as of an earlier date in connection with certain events as set forth in the Plan and in Section 5 of the Option Agreement.

You are responsible for keeping track of the periods during which the Option may be exercised, including those periods that apply following your termination of service with the Company and all its Affiliates for any reason. The Company will not provide further notice of such exercise periods.

Transferability:	Unless otherwise provided in the Option Agreement or the Plan, this Option may not be transferred.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Foster Wheeler Ltd. Omnibus Incentive Plan and the Stock Option Agreement, both of which are attached and made a part of this document.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option vest only as you provide services to the Company or its Affiliates over time, that the grant of the Option is not as consideration for services you rendered to the Company or its Affiliates prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your service relationship with the Company or its Affiliates for any period of time, nor does it interfere in any way with your right or the Company’s (or its Affiliates’) right to terminate that relationship at any time, for any reason, with or without cause.

FOSTER WHEELER LTD.

Participant	By:

Its:

FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN

Director’s Stock Option Agreement

1. Grant of Option. Foster Wheeler Ltd., a Bermuda company (the “Company”), hereby grants to ___________________ (“Optionee”), an option (the “Option”) to purchase the total number of shares of common stock (the “Shares”) subject to the Option, set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”), subject to the terms, definitions and provisions of the Foster Wheeler Ltd. Omnibus Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan; provided, however, that the term “Shares” as defined above shall be interpreted to refer to the specific number of shares set forth in the Notice but shall otherwise have the meaning set forth in Section 2(ww) of the Plan. This Stock Option Agreement shall be deemed executed by the Company and Optionee upon execution by such parties of the Notice.

2. Designation of Option. This Option is intended to be a Nonstatutory Stock Option.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 6 of the Plan as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share of common stock.

(ii) In the event of Optionee’s death, Disability (as defined in Section 2(q) of the Plan) or other termination of employment or service, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by delivering to the Company a written Notice of Exercise (containing the information described in Exhibit A hereto, in the form attached as Exhibit A, or in any other form acceptable to the Committee) which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Committee in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by payment of the Exercise Price.

(ii) As a condition to the exercise of this Option and as further set forth in Article 20 of the Plan, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise. If Optionee fails to satisfy such obligations in this regard, the Company may require that the Shares otherwise scheduled to become vested on any given date be forfeited.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver or repurchase any Shares upon exercise of the Option unless such issuance or delivery or repurchase would comply with the Applicable Laws (as defined in Section 2(c) of the Plan), with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board, or other Applicable Laws. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares. The Company may postpone issuing and delivering any Shares for so long as the Company reasonably determines to be necessary to satisfy the following:

(A) its completing or amending any securities registration or qualification of the Shares or its or the Optionee’s satisfying any exemption from registration under any federal or state law, rule or regulation;

(B) its receiving proof it considers satisfactory that a person seeking to exercise the Option after the Optionee’s death is entitled to do so;

(C) the Optionee complying with any requests for representations under the Plan;

(D) the Optionee complying with any federal, state, or local tax withholding obligations; and

(E) its compliance with the restrictions of Code Section 409A to the extent applicable, including any final regulations issued pursuant thereto, including the Committee’s right to amend any provision of this Option Agreement to the extent necessary to comply with Code Section 409A.

4. Method of Payment. Payment of the Exercise Price (in US dollars) shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) cash or check; or

(b) be tendering (either by actual delivery or attestation) to the Company for repurchase previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price together with an assignment of the proceeds of the Share repurchase to pay the Exercise Price (provided, however, that such Shares tendered must have been held by the Optionee for at least six (6) months prior to their tender if acquired under this Plan or any other compensation plan maintained by the Company or such Shares must have been purchased on the open market and be subject to the Companies Act of 1981 of Bermuda) prior to their tender;

(c) through a same-day sale/cashless brokered exercise program, delivery of a properly executed exercise notice together with irrevocable instructions to a broker acceptable to the Company to execute such instructions, in such form and manner as the Company may from time to time require; or

(d) a combination of paragraphs (a), (b) and (c) immediately above.

5. Termination of Relationship; Vesting Acceleration on Certain Events. Following the date of the Optionee’s termination of employment or service for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5. To the extent that Optionee is not vested in the Shares as of his or her Termination Date, the Option shall terminate as to unvested Shares as of the Termination Date. If Optionee does not exercise this Option as to vested Shares prior to the Expiration Date of the Option as set forth in the Notice, the Option shall terminate in its entirety. In no event, may the Option be exercised as to any Shares after the Expiration Date of the Option as set forth in the Notice.

(a) Termination as a Result of Death or Disability. In the event of the Optionee’s termination of service as a result of his or her death or Disability (as defined in Section 2(q) of the Plan), any unvested Shares under the Option shall immediately become fully vested and exercisable and all remaining Shares subject to the Option shall remain exercisable until the Expiration Date. In the event of the Optionee’s death, the Optionee’s beneficiary or estate may exercise the vested Shares under the Option.

(b) Termination for Cause. In the event the Optionee’s service is terminated for Cause (as defined in Section 2(i) of the Plan), all unvested Shares under the Option and all unexercised, vested Shares under the Option shall expire immediately, be forfeited and considered null and void, and the provisions of Section 9 of this Agreement shall control.

(c) Termination -- General. In the event of the Optionee’s termination of service other than as a result of Optionee’s death, Disability (as defined in Section 2(q) of the Plan) or Cause (as defined in Section 2(i) of the Plan), the vesting of the Option shall accelerate such that Optionee shall be vested in and able to exercise the Option as of the Termination Date as to that number of Shares subject to the Option that equals the product of:

(i) the total number of Shares subject to the Option, times

(ii) a ratio, the numerator of which is the total number of months of service from May 1, 2006 to the end of the month immediately preceding the month in which the Termination Date occurs, and the denominator of which is five (5).

(d) Change in Control Acceleration. In the event of a Change in Control (as defined in Section 2(j) of the Plan) which closes on a date prior to an Optionee’s termination of service, any unvested Shares under the Option shall immediately become fully vested and exercisable and all remaining Shares subject to the Option shall remain exercisable through their Expiration Date, effective as of immediately prior to consummation of the Change in Control. Notwithstanding the foregoing, to the extent that a service, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of greater value upon a Change in Control that those provided in this paragraph (e), the rights set forth in such other agreement shall supersede the provisions of this paragraph (e). Comparatively, to the extent that a service, change in control or other agreement or arrangement with the Company or an Affiliate provides benefits of lesser value upon a Change in Control that those provided in this paragraph (e), the rights set forth in this paragraph (e) shall supersede the provisions of such other agreement.

(e) Other Termination Events. Notwithstanding anything to the contrary contained in this Option Agreement, the Option will terminate and expire immediately upon the occurrence of the circumstances set forth in Section 11.2 of the Plan, and the provisions of Section 9 of this Agreement shall control.

6. Relation of Prior Agreement(s) to Option. As an express condition to acceptance of this Option, you agree that the only vesting and exercisability provisions to govern the Option are as set forth in the Notice of Option Grant and Sections 3 and 5 of this Agreement. Subject to Section 5(e) immediately above (which governs a Change in Control situation), you agree that you will not be entitled to any additional vesting or right to exercise under any service, change in control or other agreement or arrangement, written or unwritten, to which you are a party with the Company.

7. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

8. Changes in Company’s Capital Structure. Subject to any required action by the Company’s Board and stockholders, as may be determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of rights, the Committee may:

(a) adjust proportionately the number of Shares covered by the Option and the Exercise Price for any increase or decrease in the number of issued and outstanding shares of common stock resulting from a subdivision or combination of such shares or the payment of a stock dividend or any other increase or decrease in the number of such outstanding shares of common stock of the Company effected without the receipt of consideration by the Company; and

(b) if the Company is a participating corporation in any merger or consolidation and provided the Option is not terminated upon consummation of such merger or consolidation, modify such Option to pertain to and apply to the securities or other property to which a holder of the number of shares subject to the unexercised portion of this Option would have been entitled upon such consummation.

Notwithstanding anything to the contrary, such adjustments by the Committee shall be final, binding and conclusive.

9. Forfeiture Events. Upon the occurrence of any of the events set forth in Section 11.2 of the Plan (a “Forfeiture Event”), Optionee, without any further action by the Company or Optionee, shall forfeit, as of the first day of any such Forfeiture Event:

(a) all right, title and interest to this Option;

(b) any Shares subject to the Option then owned by the Optionee; and

(c) any net proceeds received by the Optionee pursuant to any sales or transfer of any Shares previously subject to the Options within the six (6) month period prior to such date of such Forfeiture Event.

Additionally, the Company shall have the right to issue a stop transfer order and other appropriate instructions to its transfer agent with respect to this Option and the Shares, and the Company further shall be entitled to reimbursement from the Optionee of any fees and expenses (including attorneys’ fees) incurred by or on behalf of the Company in enforcing the Company’s rights under this Section 9. By accepting this Option Grant, the Optionee hereby consents to a deduction from any amounts the Company owes to Optionee from time to time (including amounts owed to the Optionee as compensation as well as any other amounts owed to Optionee by the Company), to the extent of any amounts that the Optionee owes to the Company under this Section 9. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Optionee owes to the Company, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company.

10. Tax Consequences. Below is a brief summary as of the date of this Option of certain United States federal tax consequences of exercise of this nonstatutory stock option and disposition of the Shares under the laws in effect as of the Date of Grant. THIS SUMMARY IS INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES. There may be a regular federal (and state) income tax liability upon you exercise the Option. You will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. If Shares issued upon exercise of this Option are held for at least one year, any gain realized on disposition of those Shares will be treated as long-term capital gain for federal income tax purposes. You are obligated as a condition of exercise of this Option to satisfy any applicable withholding obligations that apply thereto.

11. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. This Option Agreement and the Plan constitute the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.

12. Governing Law. The laws of the state of New Jersey, without giving effect to principles of conflicts of law, will apply to the Plan, to the Option and the Option Agreement (including the Notice). The Company agrees, and Optionee agrees as a condition to acceptance of the Option, to submit to the jurisdiction of the courts located in the jurisdiction in which the Optionee provides, or most recently provided, his or her primary services to the Company.

13. Provisions Applicable to Non-US Persons. This Section 13 shall apply to you if you are resident in and/or subject to the laws of a country other than the United States at the time of grant of this Option and during the period in which you hold this Option or the Shares issued pursuant thereto:

(a) Data Protection. Optionee acknowledges and agrees (by executing this Option Agreement) to the collection, use, processing and transfer of certain personal data as described in this paragraph (a). The Optionee understands that he or she is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Optionee understands that his or her failure to provide such consent may affect his or her ability to participate in the Plan. The Optionee understands that the Company may hold certain personal information about the Optionee, including his or her name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan, for the purpose of managing and administering the Plan (the “Data”). The Company, or its Affiliates, will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Plan. The Company and/or any of it Affiliates may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Optionee authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any required transfer of such Data as may be required for the subsequent holding of Shares subject to the Option on the Optionee’s behalf by a broker or other third party with whom the Optionee may elect to deposit any Shares subject to the Option acquired pursuant to the Plan. The Optionee understands that he or she may, at any time, review Data with respect to the Optionee and require any necessary amendments to such Data. The Optionee also understands that he or she may withdraw the consents to use Data herein by notifying the Company in writing; however, the Optionee understands that by withdrawing his or her consents to use Data, that the Optionee may affect his or her ability to participate in the Plan.

(b) Service Matters. The award of this Option does not form part of your entitlement to remuneration or benefits in terms of your services to the Company. Your terms and conditions of service are not affected or changed in any way by this Option or by the terms of the Plan or this Agreement. No provision of this Agreement or of the Option granted hereunder shall give the Optionee any right to continue in the service of the Company or any Affiliate, create any inference as to the length of service of the Optionee, affect the right of the Company or any Affiliate to terminate the service of the Optionee, with or without Cause (as defined in Section 2(i) of the Plan), or give the Optionee any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any Affiliate. Optionee acknowledges and agrees (by executing this Agreement) that the granting of Options under this Agreement are made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further Option awards in the future. Further, the Options set forth in this Agreement constitute a non-recurrent benefit and the terms of this Agreement are only applicable to the Options distributed pursuant to this Agreement.

(c) Tax Matters.

(i) Applicable if you are not a US person (including as to UK persons): You hereby agree to indemnify and keep indemnified the Company and any Affiliate from and against any liability for, or obligation to pay, income tax and employer’s and/or employee’s national insurance or social security contributions arising on the grant of the Option, vesting of the Shares or the exercise of the Option.

(ii) Applicable if you are a UK person: Where any obligation to pay, income tax or employee’s national insurance contributions or social security contributions (any such obligation or contribution, a “Tax Liability”) arises, the Company or any Affiliate may recover from you an amount of money sufficient to meet the Tax Liability by any of the following arrangements:

(A) deduction from salary or other payments due to you; or

(B) withholding the issue to you of that number of Shares (otherwise to be acquired by you on exercise of the Option) whose aggregate Fair Market Value on the date of exercise is, so far as possible, equal to but neither less than nor more than the amount of Tax Liability.

If the Participant is unable to satisfy his or her Tax Liability pursuant to either clause (A) or clause (B) above, the Company may additionally cause the forfeiture of any Shares otherwise scheduled to become vested under the Restricted Stock Unit Award on a given date to avoid imposition of any Tax Liability to the Participant.

14. Severability. In the event that any provision of this Option Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Option Agreement, and this Option Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

15. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

16. Representations. As a condition to your receipt of this Option, you represent and warrant the following:

(a) You are aware of the Company’s business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to accept this Option;

(b) You are acquiring the Option and the Shares subject thereto for investment only for your own account, and not with a view, or for resale in connection with, any “distribution” thereof under Applicable Law (as defined in Section 2(c) of the Plan);

(c) You understand that neither Option nor the Shares have been registered in all State jurisdictions within the United States, and that the exemption(s) from registration relied upon may depend upon your investment intent as set forth above;

(d) You further understand that prior to any resale by you of the Shares acquired upon exercise of this Option without registration of such resale in relevant State jurisdictions, the Company may require you to furnish the Company with an opinion of counsel acceptable to the Company that you may sell or transfer such Shares pursuant to an available exemption under Applicable Law;

(e) You understand that the Company is under no obligation to assist you in this process by registering the Shares in any jurisdiction or by ensuring that an exemption from registration is available; and

(f) You further agree that as a condition to exercise of this Option, the Company may require you to furnish contemporaneously dated representations similar to those set forth in this Section 16.

EXHIBIT A

FOSTER WHEELER LTD. OMNIBUS INCENTIVE PLAN
Director’s Notice of Exercise

To:	Foster Wheeler Ltd.
Attn:	Stock Option Administrator
Subject:	Notice of Intention to Exercise Stock Option

This is official notice that the undersigned (“Optionee”) intends to exercise Optionee’s option to purchase _________ Common Shares of Foster Wheeler Ltd., under and pursuant to the Company’s Omnibus Incentive Plan and the Option Agreement dated ____________:

Date of Purchase:
Number of Shares:
Exercise Price:
Method of Payment of Purchase Price:
Social Security Number:

The Shares should be issued as follows:

Name:
Address:
Signed:
Date: